Exhibit 10.37

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

Fifth Amendment to the
Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership

This Amendment is made as of May 29, 2008, by NORTHSTAR REALTY FINANCE CORP., a Maryland corporation, as general partner (the “General Partner”), of NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), for the purpose of further amending the Agreement of Limited Partnership of the Partnership dated October 19, 2004, as amended by the First Amendment to the Agreement of Limited Partnership, dated as of March 14, 2006, the Second Amendment to the Agreement of Limited Partnership, dated September 14, 2006, the Third Amendment to the Agreement of Limited Partnership, dated February 7, 2007 and the Fourth Amendment to the Agreement of Limited Partnership, dated May 24, 2007 (as so amended, the “Partnership Agreement”).  All capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Partnership Agreement.

WHEREAS, Section 4.2(a) of the Agreement grants the General Partner authority to cause the Partnership to issue additional Partnership Interests in one or more classes or series, with such designations, rights, powers, preferences and duties as may be determined by the General Partner in its sole and absolute discretion;

WHEREAS, Section 7.3(c) of the Partnership Agreement permits the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement to facilitate the purpose of issuing additional Partnership Interests in accordance with Section 4.2 of the Partnership Agreement; and

WHEREAS, the General Partner desires by this Amendment to amend the Partnership Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.                                       Amendments to Partnership Agreement.

The General Partner, as general partner of the Partnership and as attorney-in-fact for its Limited Partners, hereby amends the Partnership Agreement as follows:

A.                                   Article I of the Partnership Agreement is amended by inserting the following definition in alphabetical order:

“Book-Up Target” for each LTIP Unit means the lesser of (i) the Partnership Common Unit Economic Balance as determined on the date such LTIP Unit was granted and as reduced (not to less than zero) by allocations of Liquidating Gains pursuant to Section 6.3(b) and reallocations of Economic Capital Account Balances to such LTIP Unit as a result of a forfeiture of an LTIP Unit, as determined by the General Partner and (ii) the amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Partnership Common Unit Economic Balance.  Notwithstanding the foregoing, the Book-Up Target shall be equal to zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has, at any time, reached an amount equal to the Partnership Common Unit Economic Balance determined as of such time.

B.                                     Section 6.3(b) of the Partnership Agreement is amended by replacing the existing text with the following:

(b) Special Allocations Regarding LTIP Units.

(i)                                   In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.3(b), Net Income and Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated (subject to any prior allocation of Net Income or Net Loss otherwise provided for).

(ii)                                Notwithstanding the provisions of Section 6.2 above, but subject to the prior allocation of income, gain, deduction and loss under paragraph (a) above and to the terms of any Partnership Unit Designation in respect of any class of Partnership Interests ranking senior to the LTIP Units with respect to return of capital or any preferential or priority return, any Liquidating Gains shall first be allocated to the LTIP Unitholders until the Economic Capital Account Balances of such LTIP Unitholders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Partnership Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units.  Any such allocations of Liquidating Gain shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 6.3(b).

(iii)                             Liquidating Gain allocated to an LTIP Unitholder under this Section 6.3(b) will be attributed to specific LTIP Units of such LTIP Unitholder for purposes of determining (i) allocations under this Section 6.3(b), (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unitholder’s Economic Capital Account Balance and (iii) the ability of such LTIP Unitholder to convert specific LTIP Units into Common Units.  Such Liquidating Gain will be attributed to LTIP Units in the following order:  (i) first, to vested LTIP Units held for more than two years, (ii) second, to vested LTIP Units held for two years or less, (iii) third, to unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Company, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (iv) fourth, to other unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued).  Within each such category, Liquidating Gain will be allocated serially (i.e., entirely to the first unit in the category, then entirely to the next unit in the category, and so on, until a full allocation is made to the last unit in the category) in the order of smallest Book-Up Target to largest Book-Up Target until the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Partnership Common Unit Economic Balance;  provided, however, that if there is not sufficient Liquidating Gain for the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit to be equal to the Partnership Common Unit Economic Balance and the Book-Up Target for any LTIP Unit is less that the amount required to be allocated to the LTIP Unit for the Economic Capital Account attributable to the LTIP Unit to equal the Partnership Common Unit Economic Balance, then Liquidating Gains shall be allocated pursuant to the waterfall set forth in 6.3(b) (iii)(i) –(iv) above until the Book-Up Target of each such LTIP Unit in each category has been reduced to zero and, thereafter, any remaining Liquidating Gain shall be further allocated pursuant to such waterfall until the Economic Capital Account Balance of an LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Partnership Common Unit Economic Balance.

(iv)                            Notwithstanding the provisions of Section 6.2 above, but subject to the prior allocation of income, gain, deduction and loss under paragraph (a) above and to the terms of any Partnership Unit Designation in respect of any class of Partnership Interests ranking senior to the LTIP Units with respect to return of capital or any preferential or priority return, in the event that, due to distributions with respect to Common Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former LTIP Unitholder, to the extent attributable to the LTIP Unitholder’s ownership of LTIP Units, exceeds the Partnership Common Unit Economic Balance, the amount of such excess shall be re-allocated to such LTIP Unitholder’s remaining LTIP Units to the same extent and in the same manner as would apply pursuant to Section 6.3(b)(v) below in the event of a forfeiture of LTIP Units.  To the extent such excess may not be re-allocated, Liquidating Losses shall be allocated to such LTIP Unitholder to the extent necessary to reduce or eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such disparities, such losses shall be allocated among the LTIP Unitholders as reasonably determined by the General Partner.

(v)                               If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under this Section 6.3(b) the Capital Account associated with such forfeited LTIP Units will be re-allocated to that LTIP Unitholder’s remaining LTIP Units using a methodology similar to that described in Section 6.3(b)(iii) above to the extent necessary to cause such LTIP Unitholder’s  Economic Capital Account Balance attributable to each LTIP Unit to equal the Partnership Common Unit Economic Balance.  To the extent such Liquidating Gains are not re-allocated in accordance with the forgoing, such Liquidating Gains will be forfeited and the LTIP Unitholder’s Economic Capital Account Balance will be reduced accordingly.

(vi)                            For this purpose, “Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Gross Asset Value of Partnership Assets under paragraph (b) of the definition of “Gross Asset Value.”  Similarly, “Liquidating Losses” means any net capital loss realized in connection with any such event.  The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units.  Similarly, the “Partnership Common Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Partnership Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.3(b), divided by (ii) the number of the General Partner’s Partnership Common Units.

(vii)                         The parties agree that the intent of this Section 6.3(b) is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s Partnership Common Units (on a per-unit basis).

2.                                       Continuation of Partnership Agreement.

The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this

Amendment were contained in one document.  Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Partnership Agreement as of the 29th day of May, 2008.

GENERAL PARTNER:

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Albert Tylis
Name: Albert Tylis
Title: Executive Vice President & General Counsel